Gary Epstein	March 3, 2009
1111 23rd Street, NW
Washington DC 20036

Re: Offer of Employment

Dear Gary,

We are pleased to offer you employment with SkyTerra Communications (the “Company”) and SkyTerra LP at our Reston headquarters. This letter sets forth the terms and conditions of your employment.

1.

Title and Responsibilities: Your initial position will be Executive Vice President, Law and Regulation for SkyTerra Communications and SkyTerra LP. You will be responsible for the overall management and direction of all legal, regulatory, legislative, government relations, human relations and all such other activities normally associated with such role. Given your background, you shall also be directly involved in strategic and development activities. This is a full time position, with a start date of March 3, 2009. Your initial objectives will be agreed upon separately and will be subject to modification by mutual agreement. You shall report to the Chief Executive Officer of the Company

2.

Salary: Your initial salary will be paid at the rate of $15,660.04 in bi-weekly installments which equates to $407,161.00 on an annualized basis, payable in accordance with the Company’s standard payroll practices.

3.	Annual Bonus: You will also be eligible for an annual discretionary bonus equal to 75% of your base compensation, as determined by both corporate and individual performance.

4.

Stock Option(s): Subject to approval of the SkyTerra Board of Directors (or its Compensation Committee) and following the commencement of your employment (“Approval Date”) you will be granted stock options with respect to 300,000 shares of SkyTerra Communications, Inc. common stock pursuant to the attached SkyTerra Communications, Inc. 2006 Equity and Incentive Plan (the “Plan”) at an exercise price as of the fair market value as of your Approval Date, the date of grant (“Grant Date”). The options shall vest in three annual installments beginning on the first anniversary of the Grant Date, and otherwise consistent with the SkyTerra Equity and Unit Incentive Agreement. You shall also be granted an additional 300,000 stock options, subject to vesting only upon successful completion of certain events to be agreed upon separately.

5.

Restricted Stock: In addition, upon the Approval Date, you will be granted 100,000 shares of Restricted Stock, which shares shall vest in the annual installments over three years beginning on the first anniversary of the Grant Date, pursuant to the attached Restricted Equity Plan.

6.

Termination Protections: Should the Company terminate you without Cause (as defined in Attachment A) or you leave for Good Reason (as defined below) you shall be entitled to (i) one year’s salary and target bonus (i.e., 75% of base salary), (ii) immediate vesting of all time and performance based Stock Options and all Restricted shares, and (iii) reimbursement or payment for COBRA costs for continuing health care insurance for you and your eligible dependents for 12 months following termination and (iv) reimbursement of reasonable business expenses incurred prior to your termination. Upon your termination as a result of your death or Disability (as defined below), you and/or your beneficiary(ies) shall receive the vesting of time based Stock Options and Restricted shares as set forth in (ii) above, the reimbursement for COBRA as set forth in (iii) above and reimbursement of reasonable business expenses as set forth in (iv) above. Good Reason shall mean any material adverse change to this Agreement, including without limitation, (i) a material reduction of salary or bonus, (ii) a material reduction in your title and/or scope of responsibilities, or (iii) a relocation of your office to greater than 50 miles from the Reston office location. Upon receiving notice of termination for Good Reason, the Company will have 90 days to cure the stated issue prior to such Good Reason becoming effective. In addition, notwithstanding anything contained in Attachment B to the contrary, you shall have 30 days to cure the stated issue prior to Cause becoming effective.

In consideration of employment, including the grant of SkyTerra options and/or restricted stock, you will also enter into the following: 1) a Stock Option Agreement and Restricted Stock Agreement in the form provided; and 2) a Confidentiality, Non-Competition and Non-Solicitation Agreement in the form provided. In addition, on your date of hire, you will accept the Company’s standard employee agreements with respect to corporate policies and conduct, including the assignment to SkyTerra of any intellectual property/patents developed as an employee.

Your employment is subject to the Company’s personnel policies and procedures which are subject to change from time to time at the Company’s sole discretion. Your employment with the Company will be “at will” which means that either you or the Company may terminate your employment at any time for any reason. You will be eligible to participate in the benefit plans offered to Senior Executives, also subject to change from time to time at the Company’s sole discretion, including:

a)	Health and Wellness plans including Medical and Dental Insurance as provided by the Company;
b)	Tax deferred, company matching 401(k), or other available savings plan(s);
c)	Life and Disability insurance;
d)	Paid Time Off (“PTO”) accrual rate of 6.15 hours per pay period;
e)	Standard company holidays.

By signing this letter you represent that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company.

By signing this letter, you acknowledge the terms described in this letter, which supersede any prior representations or agreements, whether written or oral. There are no terms, conditions, representations, warranties or covenants other than those contained herein. In addition, you shall be covered by the Company’s directors and officers insurance coverage.

This letter agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes or interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any amount to be paid to you on account of your separation of service while you are a “specified employee” (as defined under Section 409A of the Code) is “deferred compensation” (as defined under Section 409A of the Code, after giving effect to the exemptions thereunder), such amount shall be delayed until the first business day after the lapse of six months after separation of separation of service.

This Agreement may be executed in one or more counterparts each of which shall be deemed an original. If any part of this Agreement is found to be illegal or unenforceable, such determination shall not affect the enforceability of the remaining provisions which shall remain in effect. All notices shall be hand delivered to you at the address noted above, and such further address as you provide the company and if to the Company, by hand delivery to the CEO. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

This is an exciting time for our business and for our industry. We look forward to your joining our team.

Respectfully,

/s/ Alexander H. Good

Alexander H. Good

Chairman, CEO and President

SkyTerra Communications

Date Executed: March 6, 2009

Enclosures

Cc:	Applicant File

AGREED & ACCEPTED:
/s/ Gary Epstein	March 6, 2009
Gary Epstein	Date

SkyTerra LP

10802 Parkridge Boulevard, Reston, VA 20191-4334

T: +1 703 390 2700

www.skyterra.com

Attachment A

For the purposes of this letter, "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure of the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties; (ii) the willful engaging by the Executive in gross misconduct which is materially and demonstrably injurious to the Company; (iii) material breach of fiduciary duty to the Company that results in personal profit to the Executive at the expense of the Company; or (iv) the Executive is convicted or pleads nolo contendre to a felony under Federal or state law or willfully violates any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement, which violation is materially and demonstrably injurious to the Company. For purposes of the preceding clauses, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon prior approval given by the Board or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive, as part of the Notice of Termination, a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for the purpose of considering such termination (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail. )

SkyTerra LP

10802 Parkridge Boulevard, Reston, VA 20191-4334

T: +1 703 390 2700

www.skyterra.com